                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

            INVESCO TRUST FOR INVESTMENT GRADE NEW YORK MUNICIPALS

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Trust for Investment Grade New York Municipals (the "Fund") was held on August 26, 2016. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                                Votes     Votes
               Matters                           For     Withheld
               -------                        ---------- --------
               (1). Albert R. Dowden......... 16,935,657 706,067
                    Eli Jones................ 16,907,742 733,982
                    Raymond Stickel, Jr...... 16,931,597 710,127

               (2). Prema Mathai-Davis.......        904       0